Exhibit 99.1

Saga Communications, Inc.

Increases Quarterly Cash Dividend to $0.25 per Share

and Declares a Special Cash Dividend of $2.00 per Share

Contact:

Samuel D. Bush

(313) 886-7070

Grosse Pointe Farms, MI – September 20, 2022 – Saga Communications, Inc. (Nasdaq - SGA) (the “Company”, “Saga” or “our”) today announced that its Board of Directors declared an increased quarterly cash dividend of $0.25 per share and a special cash dividend of $2.00 per share. The dividend will be paid on October 21, 2022, to shareholders of record on October 3, 2022. The aggregate amount of the payment to be made in connection with the quarterly and special dividends will be approximately $13.6 million. The quarterly and special cash dividends will be funded by cash on the Company’s balance sheet. Including this dividend, the Company will have paid over $93.0 million in dividends to shareholders since the first special dividend was paid in 2012.

“We are very pleased that our strong capital position and operating performance allowed us to declare an increased regular quarterly cash dividend and a special cash dividend, reflecting our continuing commitment to provide a meaningful cash return to our shareholders,” said Warren Lada, Interim President and Chief Executive Officer of Saga. “Our sustained financial strength has put us in a position to meet operational goals and to support an ongoing cash dividend program. The cash dividends announced today express the confidence of our Board of Directors and executive management team in Saga’s future.”

The Company currently intends to pay regular quarterly cash dividends in the future as declared by the Board of Directors. Consistent with its strategic objective of maintaining a strong balance sheet and with returning value to our shareholders, the Board of Directors will also consider declaring special cash dividends, establishing a variable dividend policy, and stock buybacks in the future.

Saga is a broadcasting company whose business is devoted to acquiring, developing, and operating broadcast properties. Saga owns or operates broadcast properties in 27 markets, including 79 FM, 35 AM radio stations and 80 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “will,” “may,” “believes,” “expects,” “anticipates,” “guidance” and similar expressions are intended to identify forward-looking statements. Key risks, including risks associated with Saga’s ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga’s business, are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including Item 1A of our Annual Report on Form 10-K. Readers should note that these statements may be impacted by several factors, including national and local economic changes, changes in the radio broadcast industry in general, and the effects of the ongoing COVID-19 pandemic, as well as Saga’s actual performance. Results may vary from those stated herein and Saga undertakes no obligation to update the information contained here.